Exhibit 99

Family Dollar Announces Merchandising Changes

MATTHEWS, N.C.--(BUSINESS WIRE)--July 10, 2013--Family Dollar Stores, Inc. (NYSE: FDO) today announced that it has named Jason Reiser to the position of Senior Vice President–Merchandising. Mr. Reiser will replace John Scanlon, who retired from the Company at the end of March.

“In our ongoing efforts to better meet the needs of our core customer and growing trade-in customer, we are excited to welcome Jason to the team,” said Family Dollar President and Chief Operating Officer, Mike Bloom. “Jason brings more than 17 years of experience in discount retail, and I am confident that his experience and familiarity with our customers will be an enormous asset to our leadership team.”

Mr. Reiser will have executive responsibility for the Company’s health, beauty, personal care and household teams. Mr. Reiser comes to Family Dollar from Sam’s Club, where he spent more than 17 years in a variety of roles, most recently serving as Vice President, Merchandising, Health and Family Care. Mr. Reiser holds a Bachelor of Science degree from Northeastern University.

The Company also announced today that Paul G. White, Executive Vice President-Chief Merchandising Officer, has left the Company to pursue other interests. While the Company completes a search for a replacement for Mr. White, Michael K. Bloom, President and Chief Operating Officer, will assume executive responsibility for merchandising.

“Paul has been a valued part of our team,” said Bloom. “His contributions to Family Dollar are greatly appreciated, and we wish him all the best in his future endeavors.”

About Family Dollar

Beginning with one store in Charlotte, North Carolina, in 1959, the Company currently operates more than 7,800 stores in 45 states. Family Dollar Stores, Inc., a Fortune 300 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

CONTACT:
Family Dollar Stores, Inc.
Bryn Winburn, 704-708-1653
Public Relations Manager
bwinburn@familydollar.com
http://www.familydollar.com